Exhibit 99.4

Molecular Data Inc.

5/F, Building 12, 1001 North Qinzhou Road

Xuhui District, Shanghai 201109

People’s Republic of China

March 28, 2019

VIA EDGAR

Division of Corporation Finance

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re:	Molecular Data Inc. – Registration Statement on Form F-1
Representation under Item 8.A.4 of Form 20-F

Dear Sir/Madam,

The undersigned, Molecular Data Inc., a foreign private issuer organized under the laws of the Cayman Islands (the “Company”), is submitting this letter in connection with the Company’s confidential submission on the date hereof of its revised draft registration statement on Form F-1 (the “Revised Draft Registration Statement”) relating to a proposed initial public offering in the United States of the Company’s ordinary shares to be represented by American depositary shares via EDGAR to the Securities and Exchange Commission (the “Commission”) for confidential review pursuant to the Jumpstart Our Business Startups Act of 2012.

The Company has included its audited consolidated financial statements as of December 31, 2017 and for the year ended December 31, 2017, and unaudited interim consolidated financial statements and selected financial information as of September 30, 2018 and for the nine months ended September 30, 2017 and 2018 in the Revised Draft Registration Statement.

Item 8.A.4 of Form 20-F states that in the case of a company’s initial public offering, the registration statement on Form F-1 must contain audited financial statements of a date not older than 12 months from the date of the offering unless a representation is made pursuant to Instruction 2 to Item 8.A.4. The Company is submitting this representation letter pursuant to Instruction 2 to Item 8.A.4 of Form 20-F, which provides that a company may instead comply with the 15-month requirement “if the company is able to represent that it is not required to comply with the 12-month requirement in any other jurisdiction outside the United States and that complying with the 12-month requirement is impracticable or involves undue hardship.”

The Company hereby represents that:

1.	The Company is not currently a public reporting company in any jurisdiction.

2.

The Company is not required by any jurisdiction outside the United States to prepare, and has not prepared, consolidated financial statements audited under any generally accepted auditing standards for any interim period.

3.	Compliance with Item 8.A.4 of Form 20-F at present is impracticable and involves undue hardship for the Company.

4.	The Company does not anticipate that its audited financial statements for the year ended December 31, 2018 will be available until April 2019.

5.	In no event will the Company seek effectiveness of its Registration Statement on Form F-1 if its audited financial statements are older than 15 months at the time of the offering.

The Company is filing file this letter as an exhibit to the Registration Statement on Form F-1 pursuant to Instruction 2 to Item 8.A.4 of Form 20-F.

Very truly yours,

Molecular Data Inc.

/s/ Qiaoqiao Sun
By:	Qiaoqiao Sun
Title:	Financial Officer

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